Exhibit 99.2

AUTOWEB INC

Moderator: Sean Mansouri
August 2, 2018
5:00 p.m. ET

Operator:
This is conference # 1886006

Operator:
Good afternoon, everyone, and thank you for participating in today's conference call to discuss AutoWeb's financial results for second quarter ending June 30th, 2018.

Joining us today are AutoWeb's CEO, Jared Rowe, and the company's interim CFO, Wes Ozima; and the company's outside investor relations advisor, Sean Mansouri with Liolios Group. Following their remarks, we will open the call for your questions.

I would now like to turn the call over to Mr. Mansouri for some introductory comments.

Sean Mansouri:
Thank you, Brian.

Before I introduce Jared, I remind you that during today's call, including the question-and-answer session, statements are not historical facts, including any projections, statements regarding future events or future financial performance or statements of intent or belief are forward-looking statements and are covered by the safe harbor disclaimers contained in today's press release and the company's public filings with the SEC. Actual outcomes and results may differ materially from what is expressed in or implied by these forward-looking statements

Specifically, please refer to the company's Form 10-Q for the second quarter ended June 30, 2018, which was filed prior to this call as well as other filings made by AutoWeb with the SEC from time to time. These filings identify factors that could cause results to differ materially from those forward-looking statements.

Please also note that during this call, management will be disclosing non-GAAP loss or income and non-GAAP EPS. These are non-GAAP financial measures as defined by SEC Regulation G. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in today's press release, which is posted on the company's Web Site.

And with that, I'll turn the call over to Jared.

Jared R. Rowe:
Thanks, Sean, and good afternoon, everybody.

During the second quarter, we made great progress in working towards the completion of our operating review and the development of our new strategic plan. This included a comprehensive review of our products, our traffic acquisition strategies, our pricing policies, our distribution channel approaches and our organizational capabilities and structure.

Although we are still engaged in our strategic review, we've already begun to redevelop and invest in the key pillars of our business, which will continue to impact short-term profitability, particularly as we invest in new product development, test new traffic acquisition strategies to improve quality and consumer targeting.

In an effort to improve our consumer to advertiser matching, we're also investing to enhance our click algorithm, which we expect to complete and deploy later this year. Further, we plan to restructure our organization to better align with our revised strategic imperatives, which could result in material restructuring costs later this year.

With just three months at AutoWeb, I'm very encouraged by the progress our team has made to evolve our go-to market approach. However, there is still much work to be done to determine the proper new to used car targeting mix, our channel mix, our product mix and some other strategic decisions.

But before commenting further on our plans, I'd like to turn the call over to Wes to walk us through the details of our Q2 results.

Wesley Ozima:
Thank you, Jared, and good afternoon, everyone.

Second quarter revenue came in at $29.3 million, down from $34.6 million in the year-ago quarter. Our average revenues were $6.9 million compared to $8 million in the year-ago quarter with click revenues of $5.8 million compared to $6.5 million. The declines are primarily due to lower retail dealer count and lower lead in click volumes.

Gross profit during the second quarter was $5.5 million compared to $10.6 million in the year-ago quarter. The gross margin coming in at 18.9 percent compared to 30.7 percent. The decline was primarily driven by investments in new traffic acquisition strategies that increased the total cost of revenues. Normally, cost of revenues will be expected to decrease proportionally with total revenues.

Total operating expenses in the second quarter were $10.9 million compared to $10.4 million last year. As Jared mentioned earlier, we plan to better align our organizational structure based on some of the new strategic initiatives underway, which will be followed by reinvestment to ensure that we have the proper capabilities in place to execute our strategy.

On a GAAP basis, net loss in the second quarter was $5.2 million or negative $0.41 per share on 12.7 million shares compared to net income of $0.3 million or $0.02 per share on 13.3 million shares in the year-ago quarter.

For the second quarter, non-GAAP loss, which adds back amortization on acquired intangibles, noncash stock-based compensation, severance costs, gain or loss on investment or sale, litigation settlements, goodwill impairment and income taxes was negative $2.8 million or negative $0.22 per share compared to non-GAAP income of $2.5 million or $0.19 per share in the second quarter of 2017. The decline was primarily driven by the aforementioned lower revenue and gross profit resulting from traffic acquisition investments, lower retail dealer count and lower lead in click volumes.

Cash provided by operations in the second quarter was $2.9 million compared to cash provided by operations of $6.5 million in the prior year quarter. At June 30th, 2018, cash and cash equivalents stood at $18.3 million compared to $15.2 million at March 31st and $25 million at December 31st, 2017. The year-over-year decrease was driven by our repayment of an $8 million revolving line of credit. Total debt at June 30, 2018, was $1 million compared to $9 million at the end of 2017.

Moving on to some of our other operating metrics. We delivered approximately 1.7 million automotive leads during the second quarter compared to 2 million in the year-ago period, a reduction resulting primarily from lower retail dealer count and less effective traffic acquisitions. Note that this lead volume reflects all leads sold to both the retail and OEM channels for new and used vehicles.

As a reminder, the retail channel comprise of leads sold directly to dealers, whereas our OEM channel primarily reflects leads sold to OEMs that are then distributed to dealers in their corporate leads program at the OEM's discretion.

Dealer count stood at 23,546 at June 30th, down one percent from 23,886 at the end of Q1. The decrease was primarily driven by the aforementioned decline in retail leaders. Subsequent to the quarter, we added Maserati to our OEM leads program and expect this new program to be activated in the third quarter.

I remind listeners that our dealer count reflects all leaders to which we sell new vehicle leads, including both the OEM and retail channels. It's also worth noting that our dealer count represents approximately 73 percent of all franchise dealers in the U.S.

Buy rates for the quarter remained strong with Autobytel.com generating an average estimate buy rate of 29 percent and all AutoWeb internally generated leads estimated at about 17 percent. This compares to an estimated 30 percent for Autobytel.com and an estimated 17 percent for all AutoWeb internally generated leads in the second quarter of 2017.

Our traffic mix for the quarter also remained steady with 79 percent of leads being internally generated and the other 21 percent of leads coming from third-party lead providers. This compares to 77 percent internally generated last quarter and 80 percent in the year-ago quarter.

With that, I'll now turn the call back over to Jared.

Jared R. Rowe:
Thanks, Wes.

As we mentioned earlier, we've gone through an extensive review of our current assets and capabilities over the last few months and have made great progress on the development of our new strategic plan. And during our product review, one thing we realized and will seek to improve is the integration of our products as a more unified solution.

Just to over simplify this concept, previously, our leads were not effectively speaking to our clicks nor were they effectively speaking to our e-mail marketing campaigns. These three key product should be working together with the ultimate goal of monetizing advertising every ad impression we generate across each product. This will provide us with an opportunity to maximize our clients' marketing dollars by reach and frequency to contact their target audience of in-market consumers.

Now, as I mentioned earlier, we're also investing to enhance our click algorithm to improve consumer and advertising matching. This algorithm will be more equipped to take advantage of the mass amount of consumer data we collect every single day. Ultimately, if we enhance the match, we believe we can enhance both consumer and advertiser value, which is what we ultimately monetize. We've also thoroughly reviewed our distribution capabilities, which is a reference to our sales channel mix of OEM and retail dealers. While our OEM business has historically been very strong, our retail business has been in steady decline for some time now.

Although we are still working to determine the proper channel mix, we expect to enhance our retail business through more effective market segmentation. Today, we are underpenetrated in the retail segments that we believe to be the most attractive and can benefit most from our products. This segmentation approach will include pricing rationalization. For competitive reasons, we can't get into too much detail here, but know that we're undertaking an extensive review to find the right balance of price and margin to maximize volume for both the OEM and retail channels.

Regarding our traffic acquisition, during the second quarter, we began to invest in new strategies to enhance targeting and the quality of our leads. Frankly, I believe some of the company’s previous strategies were not contemporary and were not aligned to really focus on the buying signals of the consumer.

As I mentioned on our last conference call, our goal is to move away from commodity matching of buyers and sellers and begin looking at more data-driven approaches to connect a specific targeted buyer with a specific targeted seller. We believe this can help us differentiate in the market as well as improve both the margin and volume characteristic of our business. We expect these investments to continue over the near term as we work to optimize our traffic acquisition method and return to growth.

In closing, I'd like to reiterate a few key points. In the short time that I've been back with AutoWeb, I'm very pleased with the progress we've made and the steps we've taken to address the challenges. I continue to believe there are opportunities for us to be more efficient with our existing resources and to more effectively compete for our client’s marketing spend.

Marketing efficiency is critical in the automotive industry, and we aim to continue to be on the forefront of helping our clients achieve their goals. We will also maintain our focus to deliver on being the highest quality lead and click provider in the industry and have already begun to alter our approach. It will take some time and organizational restructuring to get where we need to be, but I remain confident in our long-term prospects. I am very excited about the opportunities ahead and look forward to updating you on the progress along the way as well as rolling out our new strategic plan later this year.

With that, we'll open the call for questions.

Operator:
Thank you, sir.

Ladies and gentlemen, at this time, if you would like to ask a question over the phone lines, press "star" and then "one" on your telephone keypad. If your questions have been answered and you wish to remove yourself from the queue, simply press the "pound" key. Once again, ladies and gentlemen, to ask a question, that is "star" and then "one."

And our first question will come from the line of Sameet Sinha with B. Riley FBR. Your line is now open.

Lee T. Krowl:
Hey, guys. Thanks for taking my question. This is Lee Krowl filling in for Sameet. Couple of questions.

First, just trying to get a sense of, during the quarter, what impacts the current restructuring has had on current results? And what essentially was the product of kind of the competitive dynamics in the marketplace? Just trying to get a sense of what you guys have a control over and kind of what the market has caused or impacted your business.

Jared R. Rowe:
Yes, hey, Lee, thanks for the question.

The restructuring costs really haven't hit just yet. What you're seeing in terms of the cost side of the business is really about some things that we found during the quarter that needed a bit of shoring up in a bit more of aggressive way than I initially thought when I first showed up. Investing heavily in traffic acquisition, really (inaudible) our approach and rethinking some of the ways that we actually structure those campaigns. Like I said earlier (inaudible) comments, some of the strategies that we were employing were not what I would consider to be contemporary, and so we've been investing heavily into that.

When we think about the competitive dynamic and the competitive landscape, in particular, when we think about the marketing spend inflation, we're less concerned about that, quite frankly. We're more concerned about how we generate the right impressions and then what we do from a conversion rate perspective, and quite candidly, those things are within our control. And really what you're seeing from an expense perspective is us investing and bolstering those capabilities so that we can build long-term value and get this business back to profitability.

Lee T. Krowl:
Got it.

And then just kind of on the pricing and I guess rationalization and better segmentation, I guess, can you maybe just talk about -- obviously, no two dealers are the same and bigger ones warrant different pricing than smaller ones, but I guess, as you go into that, is there a margin implication to that as well?

Jared R. Rowe:
That's a fair question.

And as we think about the business, it's all rate volume. And so one of the things that we're thinking about is, how do we actually grow our overall margin profile in the business by -- maybe not on a per unit basis -- but overall. And so when you look at our retail business in particular, it's been in decline for several quarters now, we think by better targeting, the segments of the dealer population that are best (inaudible) to really get the benefit of our products and services, and then pricing appropriately, we actually think we can get some of that share back.

As we think about the business, we do think about it that simply. We want to have the best margin characteristic we can on a per-unit basis for as many units as humanly possible. But again, this isn't just about rate; this also about volume for us.

Lee T. Krowl:
Got it.

And then just jumping over the balance sheet click, it seems like you guys have ample cash, but obviously the changes you're making are going to cause temporary disruptions. Is the balance sheet a gating factor to being able to move faster? Or with the current flexibility of the balance sheet, do you think you can kind of execute your turnaround plan on a pace or a schedule that you would like?

Jared R. Rowe:
We feel good with where we're at right now from a balance sheet perspective. We don't think that it's going to inhibit our progress, and to be candid with you if we get to a point where we're (inaudible) it'll really be the planning process for the new strategic plan we tend to roll out later this year, which would mean (inaudible) we thought that we could move faster with a slightly different approach -- then we would actually include that in the plan and we'd go execute against that.

Again, as we sit today, I feel really good about the balance sheet; it's not going to inhibit our turnaround. And if we get to a point where we think we can actually move faster by figuring out a different way to manage the balance sheet, we will absolutely avail ourselves of those opportunities.

Lee T. Krowl:
Got it. Thanks.

Jared R. Rowe:
Thank you.

Operator:
Thank you.

And our next question will come from the line Ed Woo with Ascendiant. Your line is now open.

Ed Woo:
Yes, thank you for taking my question.

How -- what's your outlook for the auto industry in the U.S.? I know July was a little bit of a pick-up, but how does that impact your business and how do you guys are deploying through your structural plan?

Jared R. Rowe:
Yes, thanks for the question. That's a fair question.

We didn't get off to a really good strong start here in the second half from an automotive perspective. We're on -- I think the SAAR total was, what, 16.73, which was down a little bit sequentially, but we still feel good about the industry overall. We are still seeing that big kind of structural shift away from cars into SUVs and trucks. And we still do see some of the core drivers in the industry starting to heat up, whether it be increases in interest rates or whether it be the extension of loan terms -- those sorts of things.

But I guess from our business, we look at it this way, which is, we're relatively small percentage of overall -- of our overall clients' marketing spend. We also are measured media, whereas a lot of the ways that dealers and OEMs are spending money, they just don't have the ability to prove the value of -- the way that we do.

We believe very strongly that if you focus on delivering quality to -- real value to the end buyer of your product and you do it in a way that is demonstrable that we're going to be able to effectively compete in an up- or a down-market. This doesn't mean we're cyclical, this doesn't mean we're countercyclical; it just means that we're a relatively small percentage of their overall spend. We're measurable and we are very tangible from a media spend perspective, which I think helps us grow in an up-market, and I think it really helps us manage the business in a market that's in decline.

Ed Woo:
Great.

And then the other question I have is, have you seen any possible disruption from your customers -- either the OEMs or the dealers in terms of some discussion is about the potential auto tariff? Is that putting anybody's spending on marketing or plans are -- just on hold or is no real impact yet?

Jared R. Rowe:
Yes, nothing for us. We haven't seen anything associated with that at all.

Ed Woo:
Great. Well, thank you and good luck.

Jared R. Rowe:
Thank you.

Operator:
Thank you.

And our next question will come from the line of Peter Delgado with Global Value Research Company. Your line is now open.

Peter A. Delgado:
Yes, hey, Jared, again. Peter Delgado from Global Value Research Company.

I know you've only been there kind of a short time. I'm curious if you could maybe give us a little more color on how long you think the company might need to complete its strategic review?

Jared R. Rowe:
Hi, Peter.

We do intend to present our strategic review later this year. I think it's reasonable that we would do it either at the next earnings call or maybe even prior to the next earnings call, but I think we'll be in good shape to talk with everybody about it in that kind of time frame. We have made really good progress on it; the operating review has gone very, very well. As I mentioned earlier, we're already starting to make some investments and make some progress to get the business back in the kind of shape we think it needs to be to really make the extension of the platform and really make the turn. That would be the timeline I'd give you as we sit right now.

Peter A. Delgado:
Got you, very good, understood.

I guess just second question's here, did see obviously the margin drop due to your rather strategic -- making some strategic investments across the board there. Kind of curious, do you anticipate seeing them down here in that range before they go back up to your historically higher level around high 20s, 30 percent?

Jared R. Rowe:
Yes. I guess the way I would answer that question is this way, Peter, which -- we're not providing guidance as we sit right now. We do intend to continue to make the kinds of investments that you're (inaudible) for the foreseeable future. We're really (inaudible) the capabilities who build the foundation of this business. We have a fundamental belief here that we make the right investments now, we build the right capabilities now, it's going to position us very well to create real value over the medium- to long-term. That would be way that I'd answer that question.

Peter A. Delgado:
OK. Understood. Thanks, guys.

Jared R. Rowe:
Thank you.

Operator:
Thank you. At this time, this concludes our question-and-answer session.

I would now like to turn the call back to Mr. Rowe for closing remarks.

Jared R. Rowe:
Well, thank you, everybody. I appreciate your time and joining the call. I also want to thank the team here at AutoWeb. They've done good work in a very brief period of time and I'd reiterate just how excited we are about the future. I know we've got a lot of hard work ahead of us and we're not where we want to be, but we are committed to get there. Thank you to everybody and we'll talk soon, OK? Thank you.

Operator:
Ladies and gentlemen, thank you for your participation on today's conference. This does conclude our program and we may all disconnect. Everybody, have a wonderful day.

END